EXHIBIT 21


                 SUBSIDIARIES OF SHEFFIELD PHARMACEUTICALS, INC.


1. Ion Pharmaceuticals, Inc., a Delaware corporation.

2. CP Pharmaceuticals, Inc., a Delaware corporation.